Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP, INC.

ANNOUNCES EXCHANGE OFFER FOR 10.25% SENIOR NOTES DUE 2014

Scott Depot, West Virginia, October 6, 2006. International Coal Group, Inc. (NYSE: ICO) announced today that it commenced an exchange offer to exchange up to $175,000,000 aggregate principal amount of its 10.25% Senior Notes due 2014 which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its original unregistered 10.25% Senior Notes due 2014. The terms of the exchange notes are identical to the terms of the original notes for which they are being exchanged, except that the registration rights and the transfer restrictions applicable to the original notes are not applicable to the exchange notes.

ICG will accept for exchange any and all original notes validly tendered on or prior to 5:00 p.m., New York City time, on the date the exchange offer expires, which will be November 7, 2006, unless the exchange offer is extended by ICG.

This press release is not an offer to exchange or a solicitation of acceptance of the offer to exchange. The exchange offer is made only pursuant to ICG’s prospectus, dated October 6, 2006, which has been filed with the Securities and Exchange Commission as part of ICG’s Registration Statement on Form S-4, and the related letter of transmittal. The Registration Statement was declared effective by the Securities and Exchange Commission on October 6, 2006.

Copies of the prospectus and transmittal materials governing the exchange offer may be obtained from the Exchange Agent, The Bank of New York, at the following address:

The Bank of New York

Corporate Trust Department, Reorganization Unit

101 Barclay Street – 7 East

New York, New York 10286

Attention: Mrs. Carolle Montreuil

Fax: (212) 298-1915

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 11 active mining complexes, of which 10 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.